Exhibit 99.1

            Susan B. Railey
             For shareholders and securities brokers
             (301) 255-4740 James T. Pastore For news media
             (202) 546-6451 FOR IMMEDIATE RELEASE


                CRIIMI MAE REPORTS FIRST QUARTER 2005 NET INCOME

Rockville, MD, May 5, 2005 - - CRIIMI MAE Inc. (NYSE: CMM) today reported net income to common shareholders of $828,000 or $0.05 per diluted common share in the first quarter of 2005 compared to net income to common shareholders of $2.5 million or $0.16 per diluted common share for the same period in 2004.

                          FIRST QUARTER 2005 HIGHLIGHTS

--------------------------------------------------------------------------------

- Book value and adjusted book value (described below) were $22.38 and $16.94, respectively, per diluted common share at March 31, 2005
- Generated $12.4 million of cash during the first quarter from the retained CMBS portfolio and non-core assets
- Total liquidity at March 31, 2005 approximated $53 million - Loans in Special Servicing decreased by 9% to $751 million as of March 31, 2005 compared to $821 million as of December 31, 2004 - Recognized net other charges of $3.0 million for the quarter

--------------------------------------------------------------------------------

Mark Jarrell, President and Chief Operating Officer, said: "Our retained CMBS portfolio continues to generate significant cash flow and the balance of loans in special servicing continues to decline. We are pleased that specially-serviced hotel loans, which represent the largest percentage of loans in special servicing, has decreased over the last several quarters as the economy and the lodging sector continue to improve. This quarter, we decreased our overall expected loss estimate related to our CMBS by $9 million to $619 million as of March 31, 2005, primarily as a result of changes in the amount and timing of resolutions and dispositions of certain specially-serviced assets. A change in the timing of anticipated cash flows for certain of the Company's CMBS resulted in this quarter's $3.5 million impairment charge."

FINANCIAL RESULTS

Net Income
For the three months ended March 31, 2005, net income to common shareholders was $828,000 or $0.05 per diluted common share compared to $2.5 million, or $0.16 per diluted common share for the first quarter of 2004. Results for the first quarter of 2005 included net interest margin of $9.5 million, total operating expenses of $6.5 million and net other charges of $3.0 million, including $3.5 million of impairment on certain of the Company's subordinated commercial mortgage-backed securities ("CMBS").

Net Interest Margin for the Three Months Ended March 31, 2005
-------------------------------------------------------------
CRIIMI MAE's net interest margin decreased to $9.5 million for the three months ended March 31, 2005 compared to $10.9 million for the corresponding period in 2004 primarily due to the higher cost of financing the $260 million of non-recourse match-funded debt issued in June 2004 as part of the Company's refinancing of a significant amount of its recourse debt.

During the first quarter of 2005, the Company's average total debt balance was $622 million compared to $727 million for the first quarter of 2004. The weighted average effective interest rate on the Company's total average debt outstanding during the first quarter was 8.5% compared to 7.4% for the same period in 2004.

Total Operating Expenses
Operating expenses during the three months ended March 31, 2005 included the incurrence of certain non-routine costs as follows:

      Corporate G&A:
      -------------
      During the three months ended March 31, 2005, corporate general and administrative expenses of $2.8 million included legal fees of $475,000 incurred in connection with the Board of Directors' review of strategic alternatives.
      Depreciation and Amortization:
      -----------------------------
      Depreciation and amortization expense of $601,000 included $503,000 related to the write-off of certain deferred costs. Servicing G&A:
      -------------
      Servicing general and administrative expenses of $2.1 million included $235,000 related to non-routine special servicing costs.

Other Items
-----------
Results for the first quarter of 2005 also included reductions in aggregate impairment charges, net losses on insured mortgage security dispositions and extinguishment of debt as compared to the first quarter of 2004. This quarter's $3.5 million of impairment charges on CMBS was calculated as the difference between the fair value and amortized cost of certain of the Company's CMBS as of March 31, 2005 and resulted primarily from a change in the timing of anticipated cash flows for these CMBS. For the first quarter of 2004, impairment charges totaled $3.6 million, including a $3.1 million write down on two of the Company's non-core assets and $518,000 on one of the Company's CMBS. Net losses on insured mortgage security dispositions were $77,000 in the first quarter of 2005 compared to losses of $626,000 in the first quarter of 2004, due to fewer prepayments in 2005. The Company incurred no losses on extinguishment of debt this quarter compared to a net loss on extinguishment of debt of $707,000 associated with the refinancing of one of the Company's insured mortgage portfolios in the first quarter of 2004.

LIQUIDITY AND SHAREHOLDERS' EQUITY

Increased Liquidity
As of March 31, 2005, total liquidity approximated $52.7 million, including cash and cash equivalents of approximately $48.6 million and $4.1 million in liquid securities, compared to total liquidity of $45.1 million at December 31, 2004.

CRIIMI MAE's retained CMBS portfolio, along with its other assets, continued to generate significant cash in the first quarter of 2005. Sources of cash included $11.4 million from the retained CMBS portfolio and $1.0 million from its non-core assets. Cash outflows during the first quarter of 2005 included interest payments on the Company's debt (excluding match-funded debt) of approximately $500,000, $2.8 million of corporate general and administrative expenses,

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$200,000 in interest rate swap payments, $434,000 of maintenance fee expense and
$1.5 million for payment of preferred dividends.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carryforwards. As a result of the Company's election to be taxed as a trader in 2000, the Company has accumulated unused NOLs of approximately $291.4 million as of March 31, 2005. Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized.

As discussed in the Company's quarterly and annual reports filed with the Securities and Exchange Commission, the Company's future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Internal Revenue Code.

The Company expects any dividends paid in 2005 to be taxable to the recipients to the extent of the Company's taxable income for the year. The determination of the taxability of a dividend distribution is based on the current year's earnings and profits (before application of the dividends paid deduction and NOL carryforwards), which approximates the Company's taxable income. The Company expects to offset taxable income, if any, by first applying the dividends paid deductions related to distributions on its stock and then by utilizing its prior year NOL carryforwards in 2005.

Shareholders' Equity
As of March 31, 2005, shareholders' equity was approximately $412.5 million or $22.38 per diluted common share as compared to $428.1 million or $23.49 per diluted common share at December 31, 2004. The diluted book value per common share is based on total shareholders' equity less the liquidation value of the Company's then outstanding preferred stock. The net decrease in total shareholders' equity was primarily attributable to a reduction in the value of CMBS due principally to an increase in Treasury rates as of quarter end.

Shareholders' equity as of March 31, 2005 includes, among other things, the excess of the carrying amount of the Company's CMBS rated AAA and the senior interest in its BBB- rated CMBS over the related non-recourse debt. The Company does not actually own these assets but is required by GAAP to include them on its balance sheet. After removing the net impact of the CMBS pledged to secure non-recourse debt and the related non-recourse debt, the adjusted book value was $16.94 per diluted common share and $17.27 per diluted common share as of March 31, 2005 and December 31, 2004, respectively. The net decrease in adjusted book value is primarily attributable to a reduction in the value of the retained CMBS portfolio due principally to an increase in Treasury rates as of quarter end. The Company believes adjusted book value per diluted common share provides a more meaningful measure of book value because the Company receives no cash flows from the CMBS pledged to secure non-recourse debt that are reflected on its consolidated balance sheet and used to calculate its book value in accordance with GAAP. All cash flows related to the CMBS pledged to secure non-recourse debt are used to service the related non-recourse debt. The reconciliation of this non-GAAP financial measure to shareholders' equity is presented in the tables that follow.

CRIIMI MAE had 15,584,734 and 15,546,667 common shares outstanding as of March 31, 2005 and December 31, 2004, respectively. As of May 2, 2005, the Company has 15,587,827 common shares outstanding.

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

EXISTING OPERATIONS

As of March 31, 2005, specially serviced mortgage loans totaled $751.1 million, or 5.9% of the aggregate $12.7 billion of mortgage loans underlying the Company's CMBS. Hotel property mortgage loans (including the Shilo Inn loans with an aggregate principal balance of $134.7 million) accounted for $316.1 million, or 42% of the special servicing portfolio at quarter end, down from $375.7 million, or 46% of the special servicing portfolio at year end.

The Company decreased its overall expected loss estimate related to its CMBS from $628 million at December 31, 2004 to $619 million at March 31, 2005, including cumulative actual losses of approximately $274 million realized from 1999 through March 31, 2005. These cumulative expected losses of $619 million are anticipated to occur through the life of the Company's CMBS.

FIRST QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its first quarter 2005 results on Friday, May 6, 2005 at 11:00 am ET. To access the conference call, please dial in to the following: Teleconference # 1-800-798-2884 (North America), 1-617-614-6207 (International). Please refer to passcode 82160904. To access the call by audio webcast, go to CRIIMI MAE's web site at www.criimimaeinc.com and click on the link on the home page.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets. Historically, CRIIMI MAE's primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategic alternatives, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans, or complete other investment strategies, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company's asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the

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

possibility that the Company may not be able to make such distributions or maintain REIT status; as well as the risks and uncertainties that are set forth from time to time in the Company's publicly filed reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

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CRIIMI MAE INC.
CONSOLIDATED STATEMENTS OF INCOME
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                                                                              For the three months ended March 31,
                                                                              2005                            2004
                                                                    --------------------------      --------------------------
          Interest income:
                CMBS:
                   CMBS pledged to secure recourse debt                    $ 2,802,474                    $ 15,759,941
                   CMBS                                                      7,022,202                               -
                   CMBS pledged to secure non-recourse debt                 12,456,236                       6,531,503
                Insured mortgage securities                                    338,985                       2,018,105
                                                                    --------------------------      --------------------------
                    Total interest income                                   22,619,897                      24,309,549
                                                                    --------------------------      --------------------------

          Interest expense:
                Recourse debt                                                1,733,006                       4,832,550
                Non-recourse debt                                           11,420,721                       8,513,142
                Other                                                            4,587                          42,448
                                                                    --------------------------      --------------------------
                    Total interest expense                                  13,158,314                      13,388,140
                                                                    --------------------------      --------------------------

                    Net interest margin                                      9,461,583                      10,921,409
                                                                    --------------------------      --------------------------

          Fee/other income:
                Servicing revenue                                            1,970,871                       3,007,816
                Other income                                                   365,237                         741,890
                                                                    --------------------------      --------------------------
                    Total fee/other income                                   2,336,108                       3,749,706
                                                                    --------------------------      --------------------------

          Operating expenses:
                General and administrative expenses                          2,816,096                       2,711,153
                Equity compensation expense                                    287,600                         144,464
                Depreciation and amortization                                  601,022                         116,413
                Servicing general and administrative expenses                2,101,365                       1,925,370
                Servicing amortization, depreciation, and
                  impairment expenses                                          213,027                         227,727
                Income tax expense                                                   -                           3,016
                BREF maintenance fee                                           434,000                         434,000
                                                                    --------------------------      --------------------------
                    Total operating expenses                                 6,453,110                       5,562,143
                                                                    --------------------------      --------------------------

          Other:
                Net losses on insured mortgage security dispositions           (77,223)                       (625,813)
                Net loss on extinguishment of debt                                   -                        (707,116)
                Impairment of REO asset                                              -                      (2,608,740)
                Impairment of CMBS                                          (3,484,905)                       (518,215)
                Impairment of mezzanine loan                                         -                        (526,865)
                Net gains on derivatives                                       489,466                         318,160
                Net income (expenses) from lease termination and
                  recapitalization                                              37,605                        (242,840)
                                                                    --------------------------      --------------------------
                    Total other                                             (3,035,057)                     (4,911,429)
                                                                    --------------------------      --------------------------

          Net income before dividends paid on preferred shares               2,309,524                       4,197,543
          Dividends paid on preferred shares                                (1,481,708)                     (1,726,560)
                                                                    --------------------------      --------------------------
          Net income to common shareholders                                  $ 827,816                     $ 2,470,983
                                                                    ==========================      ==========================

                Earnings per common share:
                    Basic                                                       $ 0.05                          $ 0.16
                                                                    ==========================      ==========================
                    Diluted                                                     $ 0.05                          $ 0.16
                                                                    ==========================      ==========================
                Shares used in computing basic earnings per share           15,516,287                      15,385,906
                                                                    ==========================      ==========================
                Shares used in computing diluted earnings per share         15,946,310                      15,642,742
                                                                    ==========================      ==========================


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
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                                           CRIIMI MAE INC.

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                                                                             As of                           As of
          Balance Sheet Data                                             March 31, 2005                 December 31, 2004
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
          Retained CMBS Portfolio, at fair value                         $ 327,248,575                   $ 334,903,970

          CMBS pledged to secure non-recourse debt, at fair value          614,882,976                     625,752,451

          Insured mortgage securities, at fair value                        14,966,999                      37,783,332

          Cash and cash equivalents                                         48,571,925                      41,073,516

          TOTAL ASSETS                                                   1,033,162,032                   1,069,939,392

          Total recourse debt                                               73,681,667                      73,681,667

          Total non-recourse debt (match-funded and other
            non-recourse debt)                                              534,640,687                     556,323,307

          TOTAL DEBT                                                        608,322,354                     630,004,974

          SHAREHOLDERS' EQUITY                                              412,462,970                     428,057,560

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

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
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                                                                                         For the three months ended
          Significant Sources and Uses of Cash                             March 31, 2005                  March 31, 2004
          (in millions)                                                    --------------                  --------------

          Sources and Uses of Cash Related to Other Activities (1):
                Cash received from Retained CMBS Portfolio                       $ 11.4                           $ 9.5
                Cash from non-core assets (2)                                       1.0                             3.3
                Cash used to service debt, excluding match-funded debt:
                     Principal payments                                               -                            (1.3)
                     Interest payments                                             (0.5)                           (3.2)
                Cash used to make interest rate swap payments                      (0.2)                           (0.8)
                General and administrative expenses (3)                            (2.8)                           (2.7)
                BREF maintenance fee (3)                                           (0.4)                           (0.4)
                Cash used to pay preferred dividends                               (1.5)                           (1.7)

          Sources and Uses of Cash Related to Equity/Other Transactions:
                Cash used to purchase option on interest rate swap                 (0.3)                              -
                Cash from issuance of Series B Preferred Stock                        -                            14.9
                Cash received/ used to exercise clean-up calls related to
                  non-recourse debt                                                   -                            (1.1)

     (1) The amounts in this summary table do not include cash received on our CMBS pledged to secure non-recourse debt and the associated non-recourse debt payments. CMSLP's cash is not used to service our debt or pay dividends and is therefore excluded from this summary table. CMSLP retains its cash to fund its operations.
     (2) Includes cash received primarily from our interests in the insured mortgage securities, mezzanine loans and AIM Limited Partnerships. The amount for the three months ended March 31, 2004 includes proceeds aggregating $1.8 million from the liquidation of three AIM Limited
          Partnerships.
     (3) The general and administrative expenses and BREF maintenance fee are the amounts as reflected in our consolidated income statement. General and administrative expenses for the three months ended March 31, 2005 include certain costs associated with the Board's review of strategic alternatives, including legal costs of aproximately $475,000.
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

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                            RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

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                                             CRIIMI MAE INC.
                       COMPUTATION OF ADJUSTED BOOK VALUE PER DILUTED COMMON SHARE
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                                                                              As of                           As of
                                                                          March 31, 2005                December 31, 2004
                                                                     ----------------------------   ----------------------------
                                                                                   Book Value per                 Book Value per
                                                                        Amount     Diluted Common      Amount     Diluted Common
                                                                    (in thousands)     Share       (in thousands)      Share
                                                                    -------------  ------------    ---------------   -----------
          Total shareholders' equity in conformity with GAAP          $ 412,463                      $ 428,058
                Less:  Liquidation value of preferred stock             (54,475)                       (54,475)
                                                                    -------------  ------------    ----------------  -----------

          Shareholders' equity attributable to common shareholders      357,988       $ 22.38          373,583        $ 23.49
                Less:  CMBS pledged to secure non-recourse debt        (614,883)       (38.44)        (625,752)        (39.34)
                Add:  Non-recourse debt secured by pledge of CMBS       527,905         33.00          526,839          33.12
                                                                    -------------  ------------    -------------     -----------
          Adjusted shareholders' equity attributable to common
            shareholders                                              $ 271,010       $ 16.94        $ 274,670        $ 17.27
                                                                    =============  ============    =============     ==========

                                                                                      As of                         As of
                                                                                  March 31, 2005             December 31, 2004
                                                                                -----------------           -------------------

          Shares used in computing book value per diluted common
            share                                                                   15,995,766                   15,906,650

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